Exhibit 10.4

AMENDMENT NO. 1

CAPE BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective April 1, 2015 as follows:

By striking the definition of Predecessor Employer from the DEFINITIONS SECTION of Article I and substituting the following:

Predecessor Employer means, except for purposes of the CONTRIBUTION LIMITATION SECTION of Article III, a firm of which the Employer was once a part (e.g., due to a spinoff or change of corporate status) or a firm absorbed by the Employer because of a merger or acquisition (stock or asset, including a division or an operation of such company) that maintained this Plan or that is named below:

Boardwalk Bank

Colonial Bank

By adding the following as the third paragraph in the ROLLOVER CONTRIBUTIONS SECTION of Article III:

A Rollover Contribution may include a direct rollover from Colonial Bank of an outstanding loan balance that is not in default for a Participant impacted by a business event in accordance with nondiscriminatory procedures set up by the Loan Administrator. For this purpose, a business event means an acquisition, merger, or similar transaction involving a change in the employer of the employees of a trade or business.

By striking the first paragraph in the ALLOCATION SECTION of Article III and substituting the following:

For purposes of Matching Contributions, a person meets the allocation requirements of this section if he is an Active Participant on the last day of the Plan Year.

For purposes of Contributions other than Matching Contributions, a person meets the allocation requirements of this section if he is an Active Participant on the last day of the Plan Year and has at least 1,000 Hours of Service during the latest Accrual Computation Period ending on or before that date.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Amendment No. 1	1	(4-60403)
Subtype 110217

Signed this 24th day of March, 2015.

CAPE BANK

By	/s/ Angie Hickman

VP, Compensation & Benefits
Title

Amendment No. 1	2	(4-60403)
Subtype 110217